Exhibit 99.1

News Release

Quanex Building Products Corporation
Elects William C. Griffiths to its Board of Directors

Houston, Texas, February 26, 2009 – Quanex Building Products Corporation (NYSE:NX) today announced that, at its regularly scheduled board meeting, it elected William C. Griffiths to serve on the Board of Directors.

Mr. Griffiths is Chairman, President and Chief Executive Officer of Champion Enterprises, Inc. (NYSE:CHB), a $1 billion producer of modular and manufactured housing based in Troy, Michigan. Mr. Griffiths has a broad range of experience that includes international business, successful acquisition integration, lean manufacturing and residential construction, all of which are applicable to Quanex Building Products.

“We are very pleased to welcome Bill Griffiths to the Quanex Board of Directors and we look forward to applying his expertise to our business, especially in the areas of commercial and global business development,” said David Petratis, chairman and chief executive officer of Quanex.

Prior to joining Champion Enterprises, Mr. Griffiths held senior leadership roles at SPX Corporation, a Fortune 500 provider of solutions to transportation, automotive, power generation, manufacturing, and other industries. Mr. Griffiths graduated with a BS with Honors in Mining Engineering from the University of London.

Corporate Profile
Quanex Building Products Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the building products markets. It is an ROIC-driven company that grows shareholder returns through a combination of organic growth via new products and programs and strategic acquisitions.

Statements that use the words “expect,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the company’s future performance, please refer to the company’s most recent 10-K filing on December 18, 2008, under the Securities Exchange Act of 1934, in particular the section titled, “Private Securities Litigation Reform Act” contained therein. The forward-looking statements are intended to express the company’s expectations as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Financial Contact: Jeff Galow, 713-877-5327
Media Contact: Valerie Calvert, 713-877-5305

For general information about Quanex, visit our website at www.quanex.com.